United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 13, 2010 the Compensation Committee approved amendments to employment agreements with certain executives, as described below, and the Company entered into the agreements with the executives.

Three executives’ agreements were modified to extend their current employment agreements through September 30, 2011.  These executives are:  Chief Financial Officer Elaine Marion, Executive Vice President Bruce Bowen, and Senior Vice President Steven Mencarini.  Other minor changes were also made to bring the agreements into compliance in accordance with recent interpretations of Internal Revenue Code Section 409A (“Section 409A”):  (a) Section 5(b) of the agreements were modified to provide that any bonus earned under that section will be paid no later than the next December 31 following the fiscal year in which the bonus was earned, unless calculation of the bonus is not administratively practicable and further delay would not violate Section 409A; (b) Section 7(c)(5) of the agreements were modified to provide that any applicable release and certification required to entitle the executive to certain payments due on termination of employment must be signed and returned to the company within twenty-one days of termination, and any payment due thereunder would be paid on the last day of the applicable payment period, unless otherwise required by Section 20 of the agreement; and (c) the sample release appended to the agreements was amended to include a certification that the executive complied with certain sections of the agreement.

The Compensation Committee approved, and Chief Operating Officer Mark Marron’s employment agreement was amended as follows, to bring it into compliance in accordance with recent interpretations of Section 409A:  (a) Section 5(b) of his agreement was modified to provide that any bonus earned under that section will be paid no later than the next December 31 following the fiscal year in which the bonus was earned, unless calculation of the bonus is not administratively practicable and further delay would not violate Section 409A; and (b) Section 7(c)(5) of his agreement was modified to provide that payment thereunder would be paid as set forth in the agreement, unless otherwise required by Section 20 of the agreement.

Also, the Compensation Committee approved, and Chief Executive Officer Phillip G. Norton’s employment agreement was amended as follows, to bring it into compliance in accordance with recent interpretations of Section 409A: a) Section 5(b) of his agreement was modified to provide that any bonus earned under that section will be paid no later than the next December 31 following the fiscal year in which the bonus was earned, unless calculation of the bonus is not administratively practicable and further delay would not violate Section 409A; (b) Section 7(c)(5) of the agreement was modified to provide that any applicable release and certification required to entitle Mr. Norton to certain payments due on termination of employment must be signed and returned to the company within twenty-one days of termination, and any payment due thereunder would be paid on the last day of the applicable payment period, unless otherwise required by Section 20 of the agreement; (c) the sample release appended to the agreement was amended to include a certification that the executive complied with certain sections of the agreement.  Additionally, Mr. Norton’s compensation was modified from $500,000 to $560,000 annually, effective October 1, 2010.

 Item 5.07.  Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of ePlus inc. was held on September 13, 2010.  There were present, in person or by proxy, holders of 7,828,520 shares of our common stock, or 95% of all shares of common stock eligible to be voted at the meeting. The final voting results on all matters is disclosed below.

1.  Election of the following directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified (included as Item 1 in the proxy statement).  Each nominee for director was elected by a vote of the stockholders as follows:

	For	Withheld	Broker Non-Vote
Phillip G. Norton	7,074,054	46,816	707,650
Bruce M. Bowen	7,074,457	46,413	707,650
Terrence O’Donnell	6,791,878	328,992	707,650
Milton E. Cooper, Jr.	7,089,506	31,364	707,650
C. Thomas Faulders	7,089,313	31,557	707,650
Lawrence S. Herman	7,089,506	31,364	707,650
Eric D. Hovde	5,939,727	1,181,143	707,650
John E. Callies	7,090,263	30,607	707,650

Each nominee was elected a director of ePlus inc.

2.  Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year 2011 (included as Item 2 in the proxy statement).  The proposal was approved by a vote of stockholders as follows:

For:	7,809,535
Against:	18,484
Abstain:	501
Broker non-votes:	0

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement Amendment No. 1 dated September 14, 2010 by and between ePlus inc. and Phillip G. Norton
10.2	Employment Agreement Amendment No. 1 dated September 16, 2010 by and between ePlus inc. and Bruce M. Bowen
10.3	Employment Agreement Amendment No. 1 dated September 16, 2010 by and between ePlus inc. and Elaine D. Marion
10.4	Employment Agreement Amendment No. 1 dated September 16, 2010 by and between ePlus inc. and Mark P. Marron
10.5	Employment Agreement Amendment No. 1 dated September 16, 2010 by and between ePlus inc. and Steven J. Mencarini

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: September 17, 2010